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                                                                     EXHIBIT 4.2

                            EXCEL REALTY TRUST, INC.
                       NONSTATUTORY STOCK OPTION AGREEMENT

                  EXCEL REALTY TRUST, INC., a Maryland corporation (the "Company"), has granted to ____________ (the "Optionee") an option (the "Option") to purchase a total of two thousand (2,000) shares of Common Stock (the "Shares"), at the price provided herein, and in all respects subject to the terms, definitions and provisions of the Directors' 1994 Stock Option Plan (the "Plan") adopted by the Company, which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings herein.

                  1. NATURE OF THE OPTION. This Option is intended by the Company and the Optionee to be a Nonstatutory Stock Option, and does not qualify for any special tax benefits to the Optionee. This option is not an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

                  2. EXERCISE PRICE. The exercise price is ___________________ dollars ($________) for each share of Common Stock.

                  3. EXERCISE OF OPTION. This Option shall be exercisable during its term in accordance with the provisions of Section 6 of the Plan as follows:

                           (i)  RIGHT TO EXERCISE; VESTING.

                                    (a) Subject to subsections 3(i)(b), (c) and
                  (d) below, this Option shall be exercisable, to the extent it has vested. One hundred percent of the Shares subject to the Option shall vest upon the date of grant.

                                    (b) This Option may not be exercised for a
                  fraction of a share.

                                    (c) In the event of Optionee's death,
                  disability or other termination of status as a director of the Company, the exercisability of the Option is governed by Sections 7, 8 and 9 below.

                                    (d) In no event may this Option be exercised
                  after the date of expiration of the term of this Option as set forth in Section 11 below.


                  (ii) METHOD OF EXERCISE. This Option shall be exercisable by written notice which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder's investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the exercise price. This Option shall be deemed exercised upon receipt by the Company of such written notice accompanied by the exercise price.

                  No Shares will be issued pursuant to the exercise of an Option unless such issuance and such exercise shall comply with all relevant provisions of law and the requirements of any stock exchange


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upon which the Shares may then be listed. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

                  4. OPTIONEE'S REPRESENTATIONS. In the event the Shares purchasable pursuant to the exercise of this Option have not been registered under the Securities Act of 1933, as amended, at the time this Option is exercised, Optionee shall, concurrently with the exercise of all or any portion of this Option, deliver to the Company his Investment Representation Statement in the form attached hereto as Exhibit A.

                  5. METHOD OF PAYMENT. Payment of the exercise price shall be by check.

                  6. RESTRICTIONS ON EXERCISE. This Option may not be exercised until such time as the Plan has been approved by the shareholders of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Part 207 of Title 12 of the Code of Federal Regulations ("Regulation G") as promulgated by the Federal Reserve Board. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

                  7. TERMINATION OF STATUS AS A DIRECTOR OF THE COMPANY. In the event of termination of Optionee's status as a Director of the Company, he may, but only within thirty (30) days after the date of such termination (but in no event later than the date of expiration of the term of this Option as set forth in Section 11 below), exercise this Option to the extent that he was entitled to exercise it at the date of such termination. If he does not exercise this Option within the time specified herein, the Option shall terminate.

                  8. DISABILITY OF OPTIONEE. Notwithstanding the provisions of
Section 7 above, in the event of termination of Optionee's status as a Director of the Company, as a result of his total and permanent disability (as defined in Section 22(e)(3) of the Code), he may, but only within six (6) months from the date of such termination (but in no event later than the date of expiration of the term of this Option as set forth in Section 11 below), exercise his Option to the extent he was entitled to exercise it at the date of the termination. If he does not exercise such Option within the time specified herein, the Option shall terminate.

                  9. DEATH OF OPTIONEE. In the event of death of the Optionee:

                           (i) during the term of this Option and while a
director of the Company and having continuously been a director since the date of the grant of the Option, the Option may be exercised, at any time within twelve (12) months following the date of death (but in no event later than the date of expiration of the term of this Option as set forth in Section 11 below), by Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, or

                           (ii) within thirty (30) days after the termination of
Optionee's continuous status as a director, the Option may be exercised, at any time within six (6) months following the date of death (but in no event later than the date of expiration of the term of this Option as set forth in Section 11 below), by Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance.

                  10. NON-TRANSFERABILITY OF OPTION. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by him. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.
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                  11. TERM OF OPTION. This Option may not be exercised for more than ten (10) years from the date of grant of this Option, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

                  12. TAXATION UPON EXERCISE OF OPTION. Optionee understands that, upon exercise of this Option, he will recognize income for tax purposes in an amount equal to the excess of the then fair market value of the Shares over the exercise price. The Company will be required to withhold tax from Optionee's current compensation with respect to such income; to the extent that Optionee's current compensation is insufficient to satisfy the withholding tax liability, the Company may require the Optionee to make a cash payment to cover such liability as a condition of exercise of this Option.

DATE OF GRANT:                                      EXCEL REALTY TRUST, INC., a
                                                    Maryland Corporation
______________________


                                                    By:_________________________
                                                             Richard B. Muir
                                                             Secretary

                  OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO SECTION 3 HEREOF IS EARNED ONLY BY CONTINUING SERVICE AS A DIRECTOR (NOT THROUGH THE ACT OF BEING ELECTED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS OPTION, THE TRANSACTION CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A DIRECTOR FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL.

                  Optionee acknowledges receipt of a copy of the Plan and certain information related thereto and represents that he is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Optionee has reviewed the Plan and this Option in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Option. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under the Plan.

         Dated:  ______________                      ___________________________
                                                       Optionee


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                                   EXHIBIT "A"

                       INVESTMENT REPRESENTATION STATEMENT

PURCHASER:

SELLER:                    Excel Realty Trust, Inc.

COMPANY:                   Excel Realty Trust, Inc.

SECURITY:                  COMMON STOCK

AMOUNT:

DATE:

         In connection with the purchase of the above-listed Securities the Purchaser represents to the Seller and to the Company the following:

         (a) Purchaser is aware of the Company's business affairs and financial condition, and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. Purchaser is purchasing these Securities for its own account for investment purposes only and not with a view to, or for the resale in connection with, any "distribution" thereof for purposes of the Securities Act of 1933, as amended (the "Securities Act").

         (b) Purchaser understands that the Securities have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of its investment intent as expressed herein. In this connection, Purchaser understands that, in the view of the Securities and Exchange Commission ("SEC"), the statutory basis for such exemption may be unavailable if its representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or for any other fixed period in the future.

         (c) Purchaser further understands that the Securities must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is otherwise available. Moreover, Purchaser understands that the Company is under no obligation to register the Securities. In addition, Purchaser understands that the certificate evidencing the Securities will be imprinted with a legend which prohibits the transfer of the Securities unless they are registered or such registration is not required in the opinion of counsel for the Company.

         (d) Purchaser is aware of the provisions of Rule 144, promulgated under the Securities Act, which, in substance, permits limited public resale of "restricted securities" acquired, directly or indirectly from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to satisfaction of certain conditions, including, among other things: The availability of certain public information about the Company; the resale occurring not less than two years after the party has purchased and paid for the securities to be sold; the sale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a market maker (as said term is defined under the Securities and Exchange Act of 1934) and the amount of securities being sold during any three month period not exceeding the specified
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limitations stated herein.

         (e) Purchaser further understands that at the time Purchaser wishes to sell the Securities there may be no public market upon which to make such a sale, and that, even if such a public market then exists the Company may not be satisfying the current public information requirements of Rule 144, and that, in such event, Purchaser would be precluded from selling the Securities under Rule 144 even if the two-year minimum holding period had been satisfied.

         (f) Purchaser further understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

Date:_________________________                     _____________________________
                                                    Signature of Purchaser